Exhibit 99.1

      Cohesant Technologies Reports Record Sales For the Third Quarter and
                        First Nine Months of Fiscal 2007

     INDIANAPOLIS--(BUSINESS WIRE)--Sept. 26, 2007--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales for the third quarter and first nine months of fiscal 2007.

     The Company's GlasCraft subsidiary also reported record sales and net income for the quarter and for the first nine months of fiscal 2007. For the three and nine months ended August 31, 2007, GlasCraft's revenues were $4,934,174 and $13,530,491 an increase of 27% and 24%, respectively, over the prior year periods. Net income was up 37% to $685,435 for the quarter and 21% to $1,565,491 for the first nine months when compared to the comparable periods last year.

     In addition to GlasCraft's performance, the Company also saw increased revenues over the prior period quarter at each of the Company's other business segments. Consolidated net revenues for the quarter increased 31% to $8,336,036 from $6,370,753 realized in the 2006 period. This marks the first time in Cohesant's history that quarterly revenues exceeded $8.0 million. Consolidated year to date revenues of $21,881,265 also set a record improving 11% from $19,628,750 last year.

     Consolidated net income was $431,443, or $.13 on a fully diluted per share basis for the quarter compared to $378,973, or $.12 earned in the prior year period. For the nine months ended August 31, 2007 the Company had consolidated net income of $456,137, or $.14 on a fully diluted per share basis compared to $1,260,899, or $.39 earned in the same period last year.

     Revenues at CIPAR's Rehabilitation segment increased 46% over the prior year to $1,294,757. This increase was primarily due to a $370,283, or 131% increase in pipe lining revenues over the same quarter last year. Revenues of $3,068,813 for the first nine months of fiscal 2007 were $321,318 or 9% less than last year primarily due to decreased pipe replacement revenue in Western Canada offsetting an 86% increase in the regions pipe lining revenue. Despite the improvement in our core pipe lining business, the division suffered a quarterly net loss of ($55,321) and a year to date net loss of ($313,580). As in the past two quarters, this loss was primarily caused by overhead costs added to support the launch of two new businesses - CuraFlo Midwest, the company owned CuraFlo franchise in Cleveland, and CuraFlo Spincast Services which was formed with the assets of Triton Insitutech purchased in September 2006. The loss was further affected by low margins experienced on a pipe lining project in the Pacific Northwest region.

     CIPAR's Franchising and Licensing segment also showed significant revenue growth over the prior year quarter. Revenue increased $488,921, or 32% to $2,030,435, compared to the prior year period. This increase was primarily due to the signing of two Franchisees in the period and to a lesser extent increased equipment and material sales to existing customers. For the year to date period, total revenues of $5,061,924 represent a decrease of $49,732 or less than 1% from the same period last year. The year to date decrease resulted primarily from the weak first quarter sales of our Raven products. Franchising and Licensing had net income of $86,013 for the quarter and a net loss of ($76,412) for the first nine months of fiscal 2007. The net loss in the nine month period was due weak sales of Raven products in the first quarter and overhead costs related to the start-up expenses associated with the CuraFlo franchise program launched in March 2007.

     Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "Although GlasCraft continues as our strongest performing subsidiary with substantial sales increases in both its domestic and international markets, I am pleased with the contributions from our other segments. Raven posted improved third quarter sales. CuraFlo converted two dealerships into franchises during the quarter. CuraFlo Midwest completed its first large commercial pipe lining job and CuraFlo Spincast signed purchase orders during the quarter which will lead to its first revenues during the fourth quarter. The restructuring of our operations and the start-up of our CuraFlo Spincast and Franchise operations occurring late last year are beginning to show results and we are hopeful that this trend will strengthen in Fiscal 2008, although, until these new businesses mature, there may be quarter to quarter variability of results".

     Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment in the Composites, Polyurethane Foam, Polyurea, and Specialty Coatings markets, and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler and Raven.


                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                 Three Months Ended Three Months Ended
                                  August 31, 2007    August 31, 2006
----------------------------------------------------------------------
Net sales                                $8,336,036         $6,370,753

Income before income taxes                  733,285            611,120

Net income                                 $431,443           $378,973

Net income per share basic and
 diluted                                      $0.13              $0.12

Average number of common
shares outstanding:
   Basic                                  3,295,352          3,151,045
   Diluted                                3,314,990          3,284,140

----------------------------------------------------------------------
                                 Nine Months Ended  Nine Months Ended
                                  August 31, 2007    August 31, 2006
----------------------------------------------------------------------
Net sales                               $21,881,265        $19,628,750

Income before income taxes                  773,114          2,033,709

Net income                                 $456,137         $1,260,899

Net income per share
   Basic                                      $0.14              $0.40
   Diluted                                    $0.14              $0.39

Average number of common
shares outstanding
   Basic                                  3,285,419          3,135,317
   Diluted                                3,310,568          3,262,860


     Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the Company's ability to expand its rehabilitation operations, and the successful launch of its CuraFlo Franchise, CuraFlo Midwest and CuraFlo Spincast Services operations.


     CONTACT: Cohesant Technologies Inc.
              Morris H. Wheeler, 317-871-7611
              President & Chief Executive Officer